Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

OvaScience Provides Update on Pipeline Advancements and Commercial Plans

- New potential fertility treatment OvaPrimeSM to launch in 2015 -

CAMBRIDGE, Mass., January 13, 2014 — OvaScienceSM, (NASDAQ: OVAS), a life sciences company focused on the discovery, development and commercialization of female fertility treatments, today provided an update on its product pipeline and commercial plans, which are based on its egg precursor cell (EggPCSM) technology platform.  OvaScience expects to commercialize AUGMENTSM in international in vitro fertilization (IVF) clinics in 2014 and to launch its newest potential fertility treatment, OvaPrimeSM, in 2015.

OvaScience plans to introduce its AUGMENT Centers of Excellence (ACE) access program into international IVF clinics for physicians to gain experience using AUGMENT and to generate data.  In 2014, the Company expects to establish ACE clinics in at least four international regions, which the Company anticipates will result in 40 to 60 AUGMENT cycles this year.  By year end, OvaScience expects to transition these ACE clinics to commercial centers.

“Accessing the international fertility markets represents the largest commercial opportunity for OvaScience,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “ACE will provide key opinion leaders in IVF clinics with experience using AUGMENT and enable us to gather further data.  We look forward to making AUGMENT available to patients in these regions of high unmet need.”

OvaPrimeSM, the latest addition to OvaScience’s pipeline, is designed to boost a woman’s egg reserve using her own EggPCs.  OvaScience will conduct further studies and continue product optimization in 2014 in anticipation of a commercial launch of OvaPrime in 2015.

Recently, OvaScience established a collaboration with Intrexon Corporation to accelerate development of OvaTureSM, the Company’s potential next generation IVF treatment, which does not require hormone hyperstimulation.  OvaScience also recently formed the OvaXon Joint Venture with Intrexon to create new applications to prevent inherited diseases for human and animal health.

“Our proprietary EggPC technology platform continues to create new fertility treatments for women, such as OvaPrime,” said Arthur Tzianabos, Ph.D., Chief Science Officer of OvaScience.  “In addition, we are leveraging the platform to develop innovative approaches in other areas, including the prevention of inherited diseases.”

About OvaScience

OvaScience (NASDAQ: OVAS) is a life sciences company focused on the discovery, development and commercialization of new fertility treatments.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries.  By applying proprietary technology to identify and purify EggPCs, OvaScience is developing potential next generation in vitro fertilization (IVF) treatments.  The Company currently has three fertility treatments in development: AUGMENTSM, which aims to improve egg quality and increase the success of IVF; OvaPrimeSM, designed to boost a woman’s egg reserve using her own EggPCs; and OvaTureSM, which seeks to create mature fertilizable eggs from a woman’s own EggPCs without the need for hormone injections.  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the prospects for the Company’s technology in addressing female infertility, the Company’s strategy, future plans and prospects, and the development and commercialization of the Company’s product candidates, including statements regarding the Company’s plans to (i) introduce AUGMENT in international ACE clinics in at least four international regions with a goal of 40 to 60 cycles in 2014, (ii) conduct further studies and continue product optimization in 2014 in anticipation of a commercial launch of OvaPrime in 2015, and (iii)  create new applications to prevent inherited diseases for human and animal health. Any statements in this release about our strategy, plans, prospects and future expectations, financial position and operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “aim,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectations regarding the regulatory approvals required for AUGMENT outside of the United States and our expectation that AUGMENT meets the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we plan to introduce AUGMENT in ACE clinics; the science underlying our product candidates (including AUGMENT, OvaPrime and OvaTure), which is unproven; our ability to obtain, maintain and protect intellectual property utilized by our products;  our ability to obtain additional funding to support our activities; our dependence on third parties, including our dependence on Intrexon Corporation; the successful development of, and ability to obtain regulatory approval for, our product candidates; our ability to develop our product candidates, including AUGMENT, OvaPrime and OvaTure, on the timelines we expect, if at all; our ability to commercialize our product candidates, including AUGMENT and OvaPrime, on the timelines we expect, if at all; competition from others; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events.  We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contact:

Theresa McNeely

EVP, Strategic Corporate Communications

OvaScience, Inc.

tmcneely@ovascience.com

617-299-7356

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